EX-99.D(7)


[Bramwell Capital logo]


                                               Bramwell Capital Management, Inc.
                                               745 Fifth Avenue
                                               New York, New York 10151
                                               Tel (212) 308-0505
                                               Fax (212) 308-2551



October 24, 2002

Donald G. Allison
The Bramwell Funds, Inc.
745 Fifth Avenue, 16th Floor
New York, New York 10151


Dear Donald:

This letter will confirm our binding commitment to you that Bramwell Capital Management, Inc., the investment adviser to the Bramwell Focus Fund, has agreed to subsidize the Fund such that the total expenses of the Fund (excluding interest, taxes, brokerage and extraordinary expenses) do not exceed an annual rate of 1.75% of the Fund's average net assets for the fiscal years 2003 and 2004.



                                               Sincerely,

                                               BRAMWELL CAPITAL MANAGEMENT, INC.


                                               By:   /s/ Elizabeth R. Bramwell
                                                   -----------------------------
                                                   Elizabeth R. Bramwell
                                                   President



If this letter accurately represents our agreement, please indicate by signing below.



                  THE BRAMWELL FUNDS, INC.

Accepted By:        /s/ Donald G. Allison
                  ------------------------
                  Donald G. Allison
                  Secretary and Treasurer